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                                                                 Exhibit (16)(p)
THE GALAXY FUND (RHODE ISLAND MUNICIPAL BOND FUND)

SEC 30-DAY YIELD - PERIOD ENDING APRIL 30, 1995



     Formula used in calculating SEC 30-day yield for the Rhode Island Municipal Bond Fund:

     YIELD = 2*[((a-b)/(c*d)+1)^6-1]


     Where:

         a    =      dividends and interest earned during the period
         b    =      expenses accrued for the period (net of reimbursements)
         c    =      the average daily number of units outstanding during April
                     1-30, 1995
         d    =      the maximum offering price per unit on April 30, 1995


    For the 30-day period ending April 30, 1995, these variables were as follows for the Rhode Island Municipal Bond Fund:

    a                         =                 26,015.24
    b                         =                    463.75
    c                         =                545,671.2879
    d                         =                     10.32

    Thus, the 30-Day Yield computed to                        5.51%
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